Exhibit 10.4

TABULA RASA HEALTHCARE, INC.

VALUATION INCENTIVE AWARD PLAN

As adopted on June 30, 2014

1.              Purpose; Definitions.

(a)         On or about the date hereof, Tabula Rasa Healthcare, Inc. (the “Company”) entered into an Agreement and Plan of Merger with CareKinesis, Inc., a Delaware corporation (“CareKinesis”), and CK Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub was merged with and into CareKinesis (the “Merger”) and each issued and outstanding share of capital stock of CareKinesis was cancelled and converted into the right to receive one equivalent share of capital stock of the Company, and CareKinesis became a wholly-owned subsidiary of the Company.  This Tabula Rasa Healthcare, Inc. Valuation Incentive Award Plan (the “Plan”) is being established in connection with the Merger to supersede and replace in its entirety the CareKinesis, Inc. Valuation Incentive Award Plan (the “Prior Plan”) and to promote the interests of the Company by enabling employees to participate in a future Acquisition Event (as defined herein) through the establishment of a bonus pool based upon the Proceeds (as defined herein) received by the Company or the Company’s stockholders, as applicable, in connection with the Acquisition Event, subject to the terms hereof.  The Prior Plan is hereby terminated and superseded in its entirety by this Plan.

(b)         The following terms shall have the meanings set forth below for purposes of the Plan:

“Acquisition Event” As used herein, an “Acquisition Event” shall be deemed to have occurred:

(i)                                     If any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than persons who are stockholders on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that an Acquisition Event shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, shall beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(ii) Upon the consummation of a merger of the Company with another entity where the stockholders of the Company, immediately prior to the merger, shall not beneficially own, immediately after the merger, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving entity would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) or (ii) a sale or other disposition of all or substantially all of the assets of the Company; or

(iii) Upon such other transaction as the Board determines to be an Acquisition Event.

Notwithstanding the foregoing, in no event shall an Acquisition Event be deemed to have occurred for purposes of the Plan unless the event described in subclauses (i), (ii) or (iii) above result in $250,000,000 in Proceeds for the Company.

“Board” means the Board of Directors of the Company or the Compensation Committee or other committee of the Board delegated the duty to administer this Plan.

“Cause” means a finding by the Board that the employee (i) has engaged in willful misconduct in the course of his or her employment or service, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, or (iv) has breached any written non-competition, non-solicitation, confidentiality or invention assignment agreement between the Employer and the employee.

“Eligible Employee” means each executive of the Employer who the Board has determined to be eligible to participate in the Plan, and who is listed on Schedule A hereto.

“Employer” means the Company, CareKinesis and their affiliates, as applicable.

“Participant” means an Eligible Employee who is paid a bonus hereunder.

                                                                                                “Proceeds” means the gross amount of any and all cash and/or Securities of Buyer paid and/or distributed to the Company or the Company’s stockholders, as applicable, in connection with an Acquisition Event.

“Release” means an agreement whereby a Participant releases and discharges of the Employer and all affiliated persons and entities from any and all claims, demands and causes of action, other than as to any vested benefits to which the Participant may be entitled under any Company benefit plan (other than this Plan), which shall be in such form as may be prescribed by the Employer from time to time and with such modifications as the Employer deems appropriate.

“Securities of Buyer” means shares of capital stock of the buyer of the Company issued to the Company’s stockholders upon an Acquisition Event.

“Valuation Incentive Award” has the meaning set forth in Section 2(b).

“Valuation Incentive Award Pool” has the meaning set forth in Section 2(a).

2.              Valuation Incentive Award.

(a)                                 Establishment of Valuation Incentive Award Pool.  In the event of an Acquisition Event, the Company shall establish a Valuation Incentive Award Pool of $9,000,000 of the Proceeds from such Acquisition Event.  In no event shall a Valuation Incentive Award Pool be established with respect to any transaction that does not constitute an Acquisition Event.

(b)                                 Grants under the Valuation Incentive Award Pool.  Eligible Employees shall be eligible to receive a percentage of the Valuation Incentive Award Pool or specified dollar amount in the event of an Acquisition Event in such amount as described in Section 2(c) below (the “Valuation Incentive Award”), subject in all respects to the terms of the Plan.

(c)                                  Allocation of Valuation Incentive Award Pool.  Each Eligible Employee employed by the Employer on the date of the Acquisition Event shall be entitled to receive a Valuation Incentive Award, equal to a percentage of the Valuation Incentive Award Pool or specified dollar amount.  The percentage or specified dollar amount shall be determined by the Chief Executive Officer of the Company, in his sole discretion.

(d)                                 Condition of Eligibility.  Eligibility for a Valuation Incentive Award under the Plan shall be made conditional upon the Eligible Employee’s acknowledgement, in writing or by acceptance of Valuation Incentive Award, that all decisions and determinations of the Board shall be final and binding on the Eligible Employee, his beneficiaries and any other person having or claiming an interest under the Plan.  Valuation Incentive Awards need not be uniform as among the Eligible Employees.

3.              Payment of Awards.

(a)                                 Notwithstanding an Eligible Employee’s designation as such, in order to receive a Valuation Incentive Award, an Eligible Employee must be employed by the Employer on the date of the Acquisition Event as described in Section 3(b) below.

(b)                                 Upon consummation of an Acquisition Event, the Valuation Incentive Awards shall be paid in a lump sum payment to the Participants within 5 days following the date the Acquisition Event is consummated.  To the extent that any or all of the Proceeds are paid in Securities of Buyer, the Board shall have the discretion to pay the Valuation Incentive Award in Securities of Buyer, in such an amount not to exceed the pro-rata portion of the Proceeds that are Securities of Buyer.  Notwithstanding the foregoing, if an escrow account is established in connection with the Acquisition Event and a portion of the Valuation Incentive Awards are required to be contributed to such escrow account or if a portion of the Proceeds are subject to any earn out restrictions, each Participant’s Valuation Incentive Award held in the escrow account or subject to the earn out shall be paid on the same schedule and at the same time as the amounts held in the escrow account or subject to the earn out are paid to the stockholders of the

Company generally; but in no event later than five years from the date of the consummation of the Acquisition Event.

(c)                                  Payment of a Valuation Incentive Award shall be conditioned upon an Eligible Employee’s execution and non-revocation of a Release.  Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of the Eligible Employee’s execution of the Release, directly or indirectly, result in the Eligible Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(d)                                 If an Eligible Employee’s employment with the Employer is terminated for any reason prior to the Acquisition Event, he or she shall not be entitled to receive an Acquisition Event Bonus. In addition, notwithstanding any provision of the Plan to the contrary, if an Eligible Employee engages in conduct that constitutes Cause after the date an Acquisition Event occurs and prior to the date on which all payments due to the Eligible Employee under the Plan are made to the Eligible Employee, the Eligible Employee shall forfeit his or her right to any remaining payments that may become payable under the Plan to the Eligible Employee and the Eligible Employee shall be obligated to repay the amount of any Acquisition Event Bonus already paid.  The repayment shall be made in such manner and on such terms and conditions as may be required by the Employer.  The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Eligible Employee by the Employer.

4.              Administration.

The Plan shall be administered by the Board.  The interpretation and construction by the Board of any provisions of the Plan or of any awards granted under it shall be final and conclusive.  No member of the Board shall be liable for any action taken or determination made with respect to the Plan or any awards granted under it.  No stockholder of the Company nor any employee or former employee of the Employer, or any beneficiary, shall have any claim or cause of action against the Employer, an officer of the Employer, or the Board on account of, by reason of, or arising out of the exercise of the discretionary power granted hereunder.

5.              Non-Transferability.

No award granted under this Plan may be transferred or disposed of in any way by an Eligible Employee, except by will or by the laws of descent and distribution.

6.              No Rights as Stockholder or Employee; No Right to Future Awards.

No Eligible Employee or Participant shall have any privileges of a stockholder of the Company with respect to a Valuation Incentive Award, nor shall the Company have any obligation to issue any stock, pay any dividends or otherwise afford any rights to which holders of stock are entitled with respect to any such award. The granting of an award under the Plan shall not confer upon an Eligible Employee or Participant any right to continue as an employee, to receive future awards under the Plan, or to interfere in any way with the Employer’s right to terminate such Eligible Employee’s or Participant’s employment.  For purposes of clarification, eligibility to participate in the Plan shall not guarantee employment through the date of an Acquisition Event.

7.              Withholding.

All Valuation Incentive Award payments under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Employer may require that the Participant pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Valuation Incentive Award, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to the Valuation Incentive Award.

8.              Amendment or Discontinuance of the Plan.

(a)                                 Prior to an Acquisition Event, the Board may amend or terminate this Plan at any time and from time to time with the consent of a majority of the Eligible Employees hereunder; provided that consent shall not be required for any amendment that does not materially impair the rights or interests of an Eligible Employee under this Plan.  On or after an Acquisition Event, the Board may not amend the Plan in a manner that materially impairs a Participant’s rights to or interest in a Valuation Incentive Award without the Participant’s written consent.

(b)                                 Notwithstanding the foregoing, unless an Acquisition Event has occurred, this Plan shall terminate on the date immediately preceding the 5th anniversary of its effective date, unless the Plan is terminated earlier by the Board in accordance with Section 8(a) above.

9.              Section 409A.

The benefits provided under this Plan are intended to be subject to a “substantial risk of forfeiture” under Section 409A of the Internal Revenue Code, as amended and the regulations promulgated thereunder (the “Code”), and to be payable within the “short term deferral period” under Section 409A of the Code following lapse of the applicable forfeiture conditions.

10.       Governing Law.

The Plan shall be governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof.

SCHEDULE A

Eligible Employees

Calvin Knowlton

Orsula Knowlton

Brian Adams

Joseph Filippoli

Robert Alesiani

Michael Greenhalgh

A-1